FIRST AMENDMENT TO

CHOICEPOINT INC.

Exhibit 10.33

DEFERRED COMPENSATION PLAN

(EFFECTIVE JULY 30, 1997)

(Restated to Include Amendments as of February 2, 2004)

THIS AMENDMENT to the ChoicePoint Inc. Deferred Compensation Plan effective July 30, 1997 and restated to include amendments as of February 2, 2004 (the “Plan”), is made by ChoicePoint Inc. (hereinafter referred to as the “Company”), as of the 1st day of February, 2007.

W I T N E S S E T H:

WHEREAS, the Company sponsors and maintains the Plan for the exclusive benefit of Participants (as defined in the Plan), and pursuant to Section 12.5 thereof, the Management Compensation and Benefits Committee of the Company’s Board of Directors (the “Committee”) has the right to amend the Plan at any time; and

WHEREAS, the Committee wishes at this time to amend the Plan in order to revise the provisions of the Plan relating to the Additional Company Contributions Account (as defined in the Plan), and for other purposes as set forth herein;

NOW, THEREFORE, the Plan is hereby amended effective as specified herein:

I.

Section 3.7 is amended by replacing the period at the end of said section with a comma and adding the following provisions thereto:

, which may consist either of cash or of contributions to the ChoicePoint Inc. Stock Fund, as determined by the Company at the time of crediting. Any amounts of Additional Company Contributions credited to the ChoicePoint Inc. Stock Fund shall not vest unless the Participant remains employed by the Company until the third anniversary of the date said contribution is credited to his

Account, subject to forfeiture in any event, including subsequent to said third anniversary, if the Participant’s employment is terminated for cause, as defined in Section 5.2(d) below.

II.

Section 3.9 is amended by deleting such Section 3.9 in its entirety and inserting in its place the following:

SECTION 3.9. Maximum Number of Shares Available for Certain Benefits. Notwithstanding any other provision of this Plan, in no event shall the maximum number of shares of Company common stock in the aggregate which may be granted subsequent to the effective date of this provision (February 2, 2004), pursuant to Excess Matching Contributions, Excess Profit Sharing Contributions, Excess Transition Benefit Contributions, Additional Company Contributions and the Supplemental Executive Retirement Plan Contributions, exceed three hundred and fifty-thousand (350,000). Said number shall be adjusted, as appropriate, by the Plan Administrator, consistent with the adjustment provisions contained in Section 2.5 above.

III.

Section 7.1 is amended by deleting such Section 7.1 in its entirety and inserting in its place the following:

SECTION 7.1. Account Earnings Credit. As of each Valuation Date, the Accounts attributable to each Participant shall be credited with an earnings credit determined by multiplying such portion of such Participant’s average Account balance during such month by the rate earned during such month by the investment fund selected by the Participant, or the ChoicePoint Inc. Stock Fund, in the case of Excess Matching Contribution Accounts, Excess Transition Benefit Plan Accounts and SERP Accounts; provided, however, that the Plan Administrator, in his discretion, may at any time implement procedures under which earnings credits are made on a daily basis. For contributions to Excess Profit-Sharing Contributions Accounts made for the Plan Year 2002 and thereafter (but not for such Accounts consisting of contributions made for Plan Years ending in or prior to 2001), the earnings credited will be based upon the investment experience of the Choice Point Inc. Stock Fund. For contributions to Additional Company Contributions Accounts made in shares of Company common stock the earnings credited will be based upon the investment experience of the ChoicePoint Inc. Stock Fund.

IV.

Section 9.1(d) is amended by deleting such Section 9.1(d) in its entirety and inserting in its place the following:

SECTION 9.1. Deferral Election Form.

(d) Nature of Payment. Distributions of Excess Matching Contribution Accounts, Excess Transition Benefit Plan Accounts, Excess Profit-Sharing Contributions Accounts (for post-2001 Plan Years), Additional Company Contributions Accounts (to the extent consisting of shares of Company common stock) and SERP Accounts shall be made in Company stock, and the portion of any contribution to a SERP Account made for 2003 which represents a percentage of compensation for a Participant which is greater than the percentage contributed for said Participant for 2002 shall be distributed in cash, and distributions of all other Accounts shall be made in cash.

V.

Article VIII is amended by deleting such Article VIII in its entirety and inserting in its place the following:

ARTICLE VIII

VESTING

A Participant shall always be 100% vested in amounts credited to his Account (other than the SERP Account and Additional Company Contributions Account) hereunder. Amounts credited to a Participant’s Additional Company Contributions Account if contributed to the ChoicePoint Inc. Stock Fund shall become vested in accordance with Section 3.7 of this Plan and amounts credited to a Participant’s SERP Account shall become vested in accordance with Section 5.2 of this Plan. Notwithstanding the provisions of Sections 3.7 and 5.2 of this Plan, all amounts credited to all Accounts shall be 100% vested in the event of a Change in Control as defined in Section 2.4 hereof.

Except as otherwise provided herein, the Plan remains in full force and effect and no other amendments are hereby made or ratified. All other provisions of the Plan not inconsistent herewith are hereby confirmed and ratified.

IN WITNESS WHEREOF, an authorized officer of the Company has caused this First Amendment to be executed on the day and year first above written.

By:	/s/ Steven W. Surbaugh
	Title:	EVP and Chief Administrative Officer